Exhibit 10.1

Executive Name	Base Salary as of 7/1/05	Target Bonus Under EVC Plan for Fiscal Year 2006
Mathew Szulik	$400,000	$400,000
Alex Pinchev	$325,000	$250,000
Joanne Rhode	$275,000	$225,000
Charlie Peters	$325,000	$200,000
Paul Cormier	$300,000	$200,000
Michael Cunningham	$275,000	$100,000